Exhibit 99.1

CONTACT:
Jeff Ambrosi
Senior Director, Investor Relations
Analog Devices
Investor.Relations@analog.com
(781) 461-3282

Ferda Millan
Global PR and External Communications
Analog Devices
CorpComm@analog.com
(408) 373-1854

For Release: May 19, 2026

Analog Devices to Acquire Empower Semiconductor, Expanding its Next-Generation High-Density Power Portfolio for the AI Era
•Addresses a critical challenge in AI – delivering high-density, energy-efficient compute as power and thermal demands limit system scale
•Further advances ADI’s position as a leading strategic, system-level grid-to-core power partner for hyperscalers and AI silicon developers
•Expands ADI’s total addressable market in AI compute power delivery with Integrated Voltage Regulator (IVR) and Silicon Capacitor technology solutions

WILMINGTON, Mass. & MILPITAS, Calif. – May 19, 2026 – Analog Devices, Inc. (NASDAQ: ADI) and Empower Semiconductor today announced that they have entered into a definitive agreement under which ADI will acquire Empower in an all-cash transaction for $1.5 billion.

As AI compute scales, power density – not just total watts – has become the limiting factor. Delivering high-density, high-efficiency power at the point of compute, while responding to fast-changing demands, is now one of the most critical challenges in system design.

Together, ADI and Empower will help shape the power delivery architecture for AI and other compute-intensive applications. By enabling power conversion closer to the processor, the combined solution shortens the power delivery path and improves efficiency to support higher-performance, higher-density systems. Building on its leadership in high-performance power management, ADI is investing in its system-level platform to deliver a step-change in performance, density, and efficiency from grid to core.

Commentary
•“AI infrastructure is fundamentally reshaping how power must be delivered, with energy now the most persistent constraint to scaling next-generation systems. ADI already delivers some of the highest-performance power management solutions in the industry, and with Empower we are further expanding our portfolio to help customers rearchitect their power systems and achieve the compute densities next-generation AI demands. The impact of this technology extends well beyond AI data centers to any domain where energy constrains what is possible,” said Vincent Roche, CEO and Chair at ADI.
•“Empower was founded to solve the hardest problem in AI power delivery – the power bottleneck that is limiting AI throughput. Our technology enables the power density, speed and efficiency required by AI processors to reach their full potential, unleashing generations of performance improvements. The combination of ADI’s power management platform, scale and operational excellence, along with the system level benefits our merger enables, will accelerate our adoption with customers,” said Tim Phillips, CEO of Empower Semiconductor.

Empower’s silicon capacitors are already in production, and IVR programs are advancing in close collaboration with leading hyperscalers and AI silicon providers – capabilities ADI will accelerate through its scale, manufacturing, and customer reach.

Transaction Details
Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, ADI will pay Empower’s stockholders $1.5 billion in an all-cash purchase price. The transaction is expected to close in the second half of calendar year 2026, subject to customary closing conditions and the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Following the closing of the Transaction, Mr. Phillips will continue leading IVR technology efforts as part of ADI.

About Analog Devices, Inc.
Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, AI, and software technologies into solutions that combat climate change, reliably connect humans and the world, and help drive advancements in automation and robotics, mobility, healthcare, energy and data centers. With revenue of more than $11 billion in FY25, ADI ensures today's innovators stay Ahead of What's Possible. Learn more at www.analog.com and on LinkedIn and X.

About Empower Semiconductor
Empower Semiconductor, based in Silicon Valley, powers the AI revolution with its FinFast™ technology by reducing the energy footprint and total cost of ownership of data centers. Its integrated voltage regulators deliver on-demand scalable power with the speed, precision and signal integrity required by AI processors. Empower’s power-management architecture is designed to shrink solution footprint, height and component count, achieving vertical power delivery with robust power density and efficiency. Learn more at www.empowersemi.com and follow us on LinkedIn.

Advisors
PJT Partners is acting as financial advisor to ADI, and Wachtell, Lipton, Rosen & Katz as legal counsel; Barclays is acting as financial advisor, and Goodwin Procter as legal counsel to Empower.

All trademarks and registered trademarks are the property of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected timetable for closing of the transaction between Analog Devices, Inc. and Empower Semiconductor; the expected benefits of the transaction; ADI’s expected product offerings, product development, and technical advances resulting from the transaction; and other future events. Statements that are not historical facts, including statements about our beliefs, plans, and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that regulatory approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all; the possibility that the transaction will not close or that closing may be delayed; unforeseen or unknown liabilities; costs or expenses related to the transaction; the inability to retain key personnel; difficulties in integrating the acquired business; the risk that expected benefits of the transaction may not be realized or may take longer to realize than expected; and uncertainty as to the long-term value of our common stock. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.